PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 11, 1997)

                               OMNICOM GROUP INC.
                        $218,500,000 Principal Amount of
               41/4% Convertible Subordinated Debentures due 2007
                     (Interest Payable January 3 and July 3)

                        6,936,508 Shares of Common Stock

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      This document supplements the Prospectus dated March 11, 1997 relating to
(i) $218,500,000 aggregate principal amount of 41/4% Convertible Subordinated Debentures due 2007 (the "Debentures") of Omnicom Group Inc., a New York corporation ("Omnicom" or the "Company"), and (ii) 6,936,508 shares of Common Stock, par value $0.50 per share (the "Common Stock") of the Company which are initially issuable upon conversion of the Debentures plus additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price (the "Shares"). The Debentures were initially acquired from the Company by Morgan Stanley & Co. Incorporated in January 1997 in connection with a private offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On March 11, 1999 the closing price of the Common Stock as reported on the New York Stock Exchange was $71.625 per share. The Common Stock is traded under the symbol "OMC." In accordance with the Section of the Prospectus entitled "Selling Securityholders" (which appears on pages 19 and 20 of the Prospectus), the following information is provided with respect to the beneficial owners of the Debentures:

                                      Principal Amount      Principal Amount of
                                        of Debentures         Debentures to be
 Name of Selling Securityholder(s)   Beneficially Owned      Offered for Sale
 --------------------------------    -------------------     ----------------
 Lehman Brothers Inc.                     $   80,000             $  80,000
 The Income Fund of America, Inc.         $7,500,000             $7,500,000

      The Debentures being offered by the Selling Securityholders hereby represent all of the Debentures beneficially owned by the Selling Securityholders as of March 11, 1999. Except for the purchase of the Debentures, none of the Selling Securityholders has had a material relationship with the Company or any of its affiliates within the past three years.

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      THESE  SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITY COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------

            The date of this Prospectus Supplement is March 17, 1999.